SERVICES AGREEMENT

THIS AGREEMENT is made and entered into as of the 15th day of December, 2000, by and between Allianz Life Insurance Company of North America, a Minnesota life insurance company having its principal office and place of business at 1750 Hennepin Avenue, Minneapolis, Minnesota ("Allianz"), and Prudential Investment Management Services LLC ("PIMS"), a Delaware limited liability company having its principal office and place of business at 100 Mulberry Street, Gateway Center Three, 14'h Floor, Newark, New Jersey 07102.

WHEREAS, the mutual funds listed on Exhibit A hereto (the "Funds") have engaged PIMS to distribute shares of the Funds and have permitted PIMS to select and appoint entities such as Allianz to provide administrative services to Allianz's customers invested in its separate accounts (the "Separate
Accounts") that issue variable annuity or variable life insurance contracts (the "Variable Contracts"); and WHEREAS, PIMS is a duly registered broker-dealer under the federal securities laws and serves as the distributor and principal underwriter of the Funds; and

WHEREAS, PIMS desires to appoint Allianz to act as servicing agent to provide the various administrative services and functions described in Exhibit B hereto (the "Services") to the Separate Accounts and/or the Variable Contracts and Allianz is willing and able to furnish such Services on the terms and conditions hereinafter set forth; and Funds;

WHEREAS, it is contemplated that the Separate Accounts may invest their assets in the Funds;

NOW THEREFORE, for and in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

Article 1. Terms of Appointment

Section 1.1 Subject to the terms and conditions set forth in this Agreement, and all Exhibits and Schedules attached hereto, PIMS hereby employs and appoints Allianz to act as, and Allianz agrees to act as, servicing agent for the authorized shares of the Funds issued to the Separate Accounts.

Section 1.2 Allianz agrees to perform the Services with respect to the Separate Accounts and/or the Variable Contracts.

Section 1.3 The parties hereto agree that the Services are administrative services and are not investment advisory., marketing or distribution services.

Section 1.4 Allianz agrees that it shall maintain and preserve all records required by law to be maintained and preserved in connection with providing the Services to the Separate Accounts and the Variable Contracts, and shall otherwise comply with all laws, rules and regulations applicable to the Services. Upon written request of the Funds or PIMS, Allianz shall provide such materials as may reasonably be requested to enable the Funds, PIMS and their respective representatives and agents to monitor and review the Services, or to comply with any request of the board of directors of the Funds or of a governmental body or self-regulatory organization. Allianz agrees that it shall permit the Funds, PIMS and their respective representatives and agents to have reasonable access to Allianz's personnel and records to monitor the performance of the Services.

Section 1.5 In addition to the Services, Allianz shall perform such other duties and functions, and shall be paid such amounts therefor, as may from time to time be reflected in a written amendment to Exhibit B, signed and dated by each party hereto. The fees payable to Allianz as compensation for such other duties and functions shall be reflected in a written amendment to Schedule A signed and dated by each party hereto.
Section 1.6 The provisions of this Agreement shall in no way limit the authority of the Funds to take such action as they may deem appropriate or advisable in connection with all matters relating to the operations of the Funds and/or the sale of the Funds' shares.

Section 1.7 PIMS hereby consents to the provision of the Services by Allianz.

Article 2. Fees and Expenses

Section 2.1 For performance of Services by Allianz pursuant to this Agreement, PIMS will make payments to Allianz from PIMS' own resources as compensation, an annual maintenance fee for assets of the Separate Accounts invested in the Funds, as set out in the fee schedule attached hereto as Schedule A.

Section 2.2 PIMS agrees to pay all fees within thirty (30) business days following the end of each calendar quarter. Allianz may request back-up documentation that supports the fee calculation within seven (7) days after receipt of the its fee. During Allianz's review of the back-up documentation (which review shall not exceed seven (7) days) and during the pendency of any disputes over the fee, PIMS shall not be obligated to pay any disputed portion of the fee.

Article 3. Representations and Warranties of Allianz

Allianz represents and warrants to PIMS that:

a) Allianz is a life insurance company duly organized and existing and in good standing under the laws of the state of Minnesota.

b) Allianz is either duly registered as a transfer agent under Section 17A(c)(1) or has been advised by its legal counsel that Allianz is exempt from having to so register in order to provide the services specified in this Agreement, and is duly qualified and has all requisite licenses and authority to carry on its business in Ohio and in all other jurisdictions in which is conducts business.

c) Allianz is authorized to enter into and perform this Agreement, and the performance of its obligations hereunder will not violate or conflict with any governing documents or agreements of Allianz or any applicable law.

d) Allianz has and will continue to have access to the necessary facilities, equipment and personnel to perform the Services in accordance with the best industry practice.

Article 4. Representation and Warranties of PIMS

PIMS represents and warrants to Allianz that:

a) PIMS is a limited liability company duly organized, existing and in good standing under the laws of the State of Delaware.

b) PIMS is duly registered as a broker-dealer under the federal securities laws, is a member of the National Association of Securities Dealers, Inc. ("NASD") and is duly qualified and has all requisite licenses and authority to carry on its business in the State of New Jersey and in all other jurisdictions in which it conducts business.

c) PIMS is authorized to enter into and perform this Agreement, and the performance of its obligations hereunder will not violate or conflict with any governing documents or agreements of PIMS or any applicable law.

d) PIMS has and will continue to have access to the necessary facilities, equipment and personnel to perform its obligations under this Agreement.

Article 5. Covenants of Allianz and PIMS

Section 5.1 PIMS and Allianz agree that all non-public books, records, information and data pertaining to the business of the other party that are exchanged or received pursuant to the negotiations or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law or by such party to carry out this Agreement or an order of any court, governmental agency or regulatory body having jurisdiction.

Section 5.2 In case of any requests or demands for the inspection of shareholder records of the Funds, Allianz will notify the Funds and PIMS and secure instructions from an authorized officer(s) of the Funds and PIMS as to such inspection.

Article 6. Redemptions, Repurchases and Exchanges

Section 6.1 The Prospectus for each Fund describes the provisions whereby the Fund, under all ordinary circumstances, will redeem Shares held by the Separate Accounts on demand. Allianz agrees that it will not make any representations to the Separate Accounts or the Variable Contracts relating to the redemption of Shares other than the statements contained in the Prospectus and the underlying organizational documents of the Fund, to which it refers, and that Allianz will pay as redemption proceeds to the Variable Contracts the net asset value determined after receipt of the order as discussed in the Prospectus.

Section 6.2 Allianz agrees that it will comply with any restrictions and limitations on purchases, redemptions and exchanges described in each Fund's Prospectus, as may be modified by the Participation Agreement entered into by and among Allianz, PIMS, The Prudential Series Fund, Inc. and The Prudential Insurance Company of America, dated as of 2000 (the "Participation Agreement").

Article 7. Fund Information

Section 7.1 Allianz agrees that neither it nor any of its partners, directors, officers, employees, and agents is authorized to give any information or make any representations concerning Shares of any Fund except those contained in the Fund's then current Prospectus or in materials provided by PIMS.

Section 7.2 PIMS will supply to Allianz Prospectuses and additional information relating to the Funds. Allianz agrees to use only material relating to the Funds that: (i) is supplied by PIMS, or (ii) conforms to the requirements of all applicable laws or regulations of any government or authorized agency having jurisdiction over the offering or sale of Shares of the Funds and is approved in writing by PIMS in advance of its use.

Article 8. Indemnification

Section 8.1 Allianz agrees to indemnify, defend and hold harmless PIMS and the Funds and their predecessors, successors, and affiliates, each current or former partner, officer, director, employee, shareholder or agent and each person who controls or is controlled by PIMS from any and all losses, claims, liabilities, costs, and expenses, including attorney fees, that may be assessed against or suffered or incurred by any of them howsoever they arise, and as they are incurred, which relate in any way to: (i) any alleged violation of any statute or regulation (including without limitation the securities laws and regulations of the United States or any state or foreign country) or any alleged tort or breach of contract, related to the actions of Allianz pursuant to this Agreement (except to the extent that PIMS' negligence or failure to follow correct instructions received from Agent is the cause of such loss, claim, liability, cost or expense); (ii) any redemption or exchange pursuant to instructions received from Allianz or its partners, affiliates, officers, directors, employees or agents; or (iii) the breach by Allianz of any of its representations and warranties specified herein or Allianz's failure to comply with the terms and conditions of this Agreement, whether or not such action, failure, error, omission, misconduct or breach is committed by Allianz or its predecessor, successor, or affiliate, each current or former partner, officer, director, employee or agent and each person who controls or is controlled by Allianz.

Section 8.2 PIMS agrees to indemnify, defend and hold harmless Allianz and its predecessors, successors and affiliates, each current or former partner, officer, director, employee or agent, and each person who controls or is controlled by Allianz from any and all losses, claims, liabilities, costs and expenses, including attorney fees, that may be assessed against or suffered or incurred by any of them which arise, and which relate in any way to: (i) any untrue statement of or omission to state a material fact contained in the Prospectus or any written sales literature or other marketing materials provided by PIMS to Allianz, required to be stated therein or necessary to make the statements therein not misleading or (ii) the breach by PIMS of any of its representations and warranties specified herein or PIMS' failure to comply with the terms and conditions of this Agreement, whether or not such action, failure, error, omission, misconduct or breach is committed by PIMS or its predecessor, successor, or affiliate, each current or former partner, officer, director, employee or agent and each person who controls or is controlled by PIMS.

Section 8.3 Allianz agrees to notify PIMS, within a reasonable time, of any claim or complaint or any enforcement action or other proceeding with respect to Shares against Allianz or its partners, affiliates, officers, directors, employees or agents, or any person who controls Allianz, within the meaning of
Section 15 of the Securities Act of 1933, as amended.

Section 8.4 Each party's obligations under these indemnification provisions shall survive any termination of this Agreement.

Article 9. Dispute Resolution; Governing Law

Section 9.1 In the event of a dispute concerning any provision of this Agreement, either party may require the dispute to be submitted to binding arbitration under the commercial arbitration rules and procedures of the NASD. The parties agree that, to the extent permitted under such arbitration rules and procedures, the arbitrators selected shall be from the securities industry. Judgment upon any arbitration award may be entered by any state or federal court having jurisdiction.

Section 9.2 This Agreement shall be governed and construed in accordance with the laws of the state of New Jersey, not including any provision which would require the general application of the law of another jurisdiction.

Article 10. Investigations and Proceedings

The parties to this Agreement agree to cooperate fully in any regulatory investigation or proceeding or judicial proceeding with respect to activities of either party under this Agreement and promptly to notify the other party of any such investigation or proceeding.

Article 11. Captions

All captions used in this Agreement are for convenience only, are not a part hereof, and are not to be used in construing or interpreting any aspect hereof.

Article 12. Effect on Other Agreements

This Agreement shall not amend, modify or supersede any contractual terms, obligations or covenants between Allianz and PIMS previously or currently in effect, including the contractual terms, obligations or covenants contained in the Participation Agreement.

Article 13. Severability

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If, however, any provision of this Agreement is held under applicable law to be invalid, illegal, or unenforceable in any respect, such provision shall be ineffective only to the extent of such invalidity, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any way.

Article 14. Notices

All notices required or permitted under this Agreement shall be in writing and shall be sent by personal delivery or registered or certified mail, postage prepaid, or by telecopier confirmed in writing within three business days as follows:

(a) If to the Funds: Prudential Mutual Funds Gateway Center Three 100 Mulberry Street, 14th Floor Newark, New Jersey 07102-4077 Attention: Secretary

(b) If to Allianz: Allianz Life Insurance Company of North America 1750 Hennepin Avenue, Minneapolism MN 55403

Attention: Christopher H. Pinkerton

(c) If to PIMS: Prudential Investment Management Services LLC Gateway Center Three 100 Mulberry Street, 14th Floor Newark, New Jersey 07102-4077 Attention:
Secretary

Such addresses may be changed from time to time by any party by providing written notice in the manner set forth above. All notices shall be effective upon delivery or when deposited in the mail addressed as set forth above.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

Allianz LIFE INSURANCE COMPANY OF North America

By: /s/ Suzanne Pepin
Title:  VP & Secretary

PRUDENTIAL INVESTMENT MANAGEMENT SERVICES LLC
By: /s/ illegible
Title:


                                    EXHIBIT A
                                      FUNDS
The Prudential Series Fund, Inc.
SP Jennison International Growth Portfolio
SP Strategic Partners Focused Growth Portfolio


                                    EXHIBIT B
                               DUTIES OF Allianz


In accordance with procedures established from time to time by agreement between PIMS and Allianz, Allianz shall provide the following services:

1. Separate Account and Variable Contract Information. Allianz shall maintain a record of the number of Fund shares held by each Separate Account, and shall further maintain records of the ownership interests of each Variable Contract in each Separate Account.

2. Variable Contract Services. Allianz shall investigate all inquiries from holders of the Variable Contracts relating to their accounts and shall respond to all communications from holders of the Variable Contracts and others relating to Allianz's duties hereunder and such other correspondence as may from time to time be mutually agreed upon among Allianz and PIMS.

3. Mailing Communications: Proxy Materials. Allianz shall address and mail at its expense to holders of the Variable Contracts all reports to shareholders, dividend and distribution notices, and proxy materials for the Funds' meetings of shareholders. In connection with meetings of shareholders, Allianz shall prepare with respect to holders of the Variable Contracts, contractholder lists, and shall mail, and certify as to the mailing, proxy materials.

4.       Sales of Shares:

a) Acceptance of Orders. Allianz shall receive for acceptance orders from the Separate Accounts for the purchase of shares each business day and forward payment for the purchase of shares by wire on the same business day to the Custodian of the Funds (the "Custodian"). In addition, Allianz shall, pursuant to such purchase orders, coordinate with PIMS and the Funds' transfer agent to issue the appropriate number of shares and hold such shares in the appropriate shareholder account.

b) Recordation of the Issuance of Shares. Allianz shall record the issuance of Fund shares to the Separate Accounts and maintain a record of the total number of shares which are issued, based upon data provided to :Allianz by the Custodian.

c) Returned Checks. In the event that any check or other order for the payment of money of a Customer is returned unpaid for any reason, Allianz shall: (i) give prompt stop transfer order against all Fund shares issued as a result of such check or order; and (ii) take such actions as PIMS may reasonably deem appropriate.

4.       Transfers and RedeWtions:

Allianz shall receive for acceptance orders from the Separate Accounts for the exchange or redemption of Fund shares each business day and forward such orders to the Funds' transfer agent.

5. Blue Sky Reports: 6.
If in the reasonable judgment of the Funds such information is required by applicable state securities laws or the interpretation thereof by applicable regulatory authorities, Allianz shall periodically prepare a report to the Funds and PIMS, in accordance with a system approved by the Funds and PIMS, showing by state all sales and redemption of Fund shares.

                                   FEESCHEDULE
                                   SCHEDULE A

With respect to Separate Accounts invested in the Funds, Allianz shall receive the compensation described below. Such fee shall accrue daily and shall be paid to Allianz monthly. PIMS shall not pay any fees with respect to Separate Accounts invested in a Fund in which the average balance is less than $1,000. In addition, PIMS shall withhold payment until the total cumulative compensation payable under the Agreement is equal to at least $1,000.

Fund Compensation The Prudential Series Fund, Inc. SP Jennison International Growth Portfolio- .25% of average daily net assets Class II Shares SP Strategic Partners Focused Growth Portfolio- .25% of average daily net assets Class II Shares